EXHIBIT 99.1

Havertys Reports Earnings for Second Quarter 2013

ATLANTA, GEORGIA, July 31, 2013 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports earnings per share for the second quarter ended June 30, 2013 of  $0.21 compared to $0.11 for the same period of 2012.  The earnings per share for the six months ended June 30, 2013 is $0.58 compared to $0.22 for the same period of 2012.  The year to date earnings for 2013 include an out-of-period adjustment recorded in the first quarter which favorably impacted gross profit by $0.8 million or $0.02 per share after tax.

Clarence H. Smith, chairman, president and chief executive officer, said, “Our initiatives to improve the productivity of our stores and the efficiency of our operations continue delivering positive results.  The execution of our merchandising and marketing strategies increased our average sales ticket and improved store traffic.  Housing sales in our regions, a key driver of business, are growing.  We believe our financial strength and positioning of the Havertys brand will allow us to outpace our competition as housing and employment improves.

Financial Highlights

Second Quarter 2013 Compared to Second Quarter 2012
  Net sales increased 12.9% to $171.1 million. Comparable store sales were up 11.2%. Total written business was up 16.7% and average ticket rose 7.7%.
  Gross profit margins increased 80 basis points to 53.4% from 52.6% as a percent of sales, slightly ahead of our expectations.
  Selling, general and administrative costs as a percent of sales decreased by 180 basis points to 48.6% from 50.4% as fixed and discretionary costs were leveraged. The increase in dollars of $6.8 million primarily resulted from variable selling costs such as commissions, delivery and credit costs which rose with the $19.6 million sales increase. Salaries, management and incentive compensation and advertising expense were also higher.
  We closed our Jackson, Mississippi and Roanoke, Virginia locations midway through the quarter. Our retail store count at June 30, 2013 was 119 versus 120 at June 30, 2012.
Six Months ended June 30, 2013 Compared to Same Period of 2012
  Net sales increased 13.4% to $357.2 million. Comparable store sales were up 11.3%. Average ticket increased 10.3%.
  Gross profit margins, excluding the impact of the first quarter adjustment noted above, increased 100 basis points to 53.4% from 52.4% as a percent of sales.
  Selling, general and administrative costs as a percent of sales decreased 240 basis points to 47.6% from 50.0% due to leveraging fixed and discretionary costs. The $12.2 million increase in dollars is primarily related to increases in: commissions, wages, incentive compensation, related payroll costs, and advertising.

NEWS RELEASE – JULY 31, 2013

Expectations and Other
  Total delivered sales for the third quarter to date of 2013 are up approximately 9.8% over the same period last year. Written business is up approximately 11.8%.
  We expect that gross profit margins for the second half of 2013 will be better than the 52.7% margin for the second half of 2012 but modestly below the first half adjusted rate of 53.4%.
  Fixed and discretionary type expenses within SG&A costs for the full year 2013 are expected to be at the high end of the $220 to $222 million range we discussed in our 2012 Form 10-K representing an increase of approximately 4.5% over the same costs for 2012. These expenses will generally increase 3% to 5% annually due to inflation, expansion, staffing, and decisions made on the level of advertising spend. The variable costs within SG&A for the full year 2013 are anticipated to be at the lower end of the range of 17.0% to 17.5% as a percent of sales.
  Selling square footage is estimated to decrease 2.0% in 2013 based on the three stores closed in the first half and the remodeling and expansion of stores currently in process.

NEWS RELEASE – JULY 31, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, except per share data – Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$171,114	$151,519	$357,204	$315,088
Cost of goods sold	79,803	71,770	165,585	149,997
Gross profit	91,311	79,749	191,619	165,091
Credit service charges	76	71	162	147
Gross profit and other revenue	91,387	79,820	191,781	165,238

Expenses:
Selling, general and administrative	83,197	76,409	169,859	157,646
Interest, net	277	158	555	319
Provision for doubtful accounts	32	5	45	71
Other (income) expense, net	15	(518)	6	(585)
	83,521	76,054	170,465	157,451

Income before income taxes	7,866	3,766	21,316	7,787
Income tax expense	3,036	1,405	8,226	2,969
Net income	$4,830	$2,361	$13,090	$4,818

Basic earnings per share:
Common Stock	$0.22	$0.11	$0.59	$0.22
Class A Common Stock	$0.20	$0.10	$0.56	$0.21

Diluted earnings per share:
Common Stock	$0.21	$0.11	$0.58	$0.22
Class A Common Stock	$0.20	$0.10	$0.55	$0.21

Basic weighted average shares outstanding:
Common Stock	19,807	19,023	19,654	18,944
Class A Common Stock	2,614	2,989	2,682	3,037

Diluted weighted average shares outstanding:
Common Stock	22,791	22,313	22,754	22,292
Class A Common Stock	2,614	2,989	2,682	3,037

Cash dividends per share:
Common Stock	$0.0400	$0.0400	$0.0800	$0.0400
Class A Common Stock	$0.0375	$0.0375	$0.0750	$0.0375

NEWS RELEASE – JULY 31, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	June 30, 2013	December 31, 2012	June 30, 2012
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$52,260	$53,550	$55,718
Restricted cash and cash equivalents	7,015	7,013	7,009
Accounts receivable	8,290	9,710	9,700
Inventories	97,738	96,902	93,343
Prepaid expenses	7,711	9,532	11,121
Other current assets	5,263	3,187	4,749
Total current assets	178,277	179,894	181,640

Accounts receivable, long-term	825	814	314
Property and equipment	191,917	193,085	183,829
Deferred income taxes	24,002	24,366	22,572
Other assets	4,116	3,937	3,830
Total assets	$399,137	$402,096	$392,185

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,370	$28,178	$16,236
Customer deposits	22,643	20,963	16,762
Accrued liabilities	30,009	33,272	35,371
Deferred income taxes	6,595	6,595	6,696
Current portion of lease obligations	929	881	793
Total current liabilities	80,546	89,889	75,858

Lease obligations, less current portion	16,988	18,473	11,880
Other liabilities	29,511	34,306	35,495
Total liabilities	127,045	142,668	123,233

Stockholders’ equity	272,092	259,428	268,952
Total liabilities and stockholders’ equity	$399,137	$402,096	$392,185

NEWS RELEASE – JULY 31, 2013

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands – Unaudited)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,090	$4,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,486	9,418
Share-based compensation expense	2,038	1,321
Provision for doubtful accounts	45	71
Other	448	545
Changes in operating assets and liabilities:
Accounts receivable	1,364	1,815
Inventories	(836)	101
Customer deposits	1,680	2,190
Other assets and liabilities	(4,267)	(954)
Accounts payable and accrued liabilities	(11,071)	1,203
Net cash provided by operating activities	12,977	20,528

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,225)	(12,821)
Other	4	236
Net cash used in investing activities	(10,221)	(12,585)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease obligations	(437)	(373)
Dividends paid	(1,776)	(875)
Proceeds from exercise of stock options	623	—
Taxes on vested restricted shares	(2,456)	(515)
Other financing activities	—	(47)
Net cash used in financing activities	(4,046)	(1,810)
(Decrease) increase in cash and cash equivalents during the period	(1,290)	6,133
Cash and cash equivalents at beginning of period	53,550	49,585
Cash and cash equivalents at end of period	$52,260	$55,718

NEWS RELEASE – JULY 31, 2013

We report our earnings per share using the two-class method.  The income or loss per share for each class of common stock is calculated assuming 100% of our earnings or losses are distributed as dividends to each class of common stock based on their contractual rights.

The Common Stock of the Company has a preferential dividend rate of at least 105% of the dividend paid on the Class A Common Stock. The Class A Common Stock, which has ten votes per share as opposed to one vote per share for the Common Stock (on all matters other than the election of directors), may be converted at any time on a one-for-one basis into Common Stock at the option of the holder of the Class A Common Stock.

The following is a reconciliation of the earnings and number of shares used in calculating the diluted earnings per share for Common Stock and Class A Common Stock (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Numerator:
Common:
Distributed earnings	$797	$762	$1,577	$762
Undistributed earnings	3,497	1,293	10,013	3,421
Basic	4,294	2,055	11,590	4,183
Class A Common earnings	536	306	1,500	635
Diluted	$4,830	2,361	$13,090	4,818

Class A Common:
Distributed earnings	$96	$113	$199	$113
Undistributed earnings	440	193	1,301	522
	$536	$306	$1,500	$635

Denominator:
Common:
Weighted average shares outstanding - basic	19,807	19,023	19,654	18,944
Assumed conversion of Class A Common Stock	2,614	2,989	2,682	3,037
Dilutive options, awards and common stock equivalents	370	301	418	311

Total weighted-average diluted Common Stock	22,791	22,313	22,754	22,292

Class A Common:
Weighted average shares outstanding	2,614	2,989	2,682	3,037

Antidilutive shares excluded from the denominator due to options’ exercise prices being greater than the average market price	—	292	—	292

NEWS RELEASE – JULY 31, 2013

About Havertys

Havertys, established in 1885, is a full-service home furnishings retailer with 119 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

Conference Call Information

The company invites interested parties to listen to the live audiocast of the conference call at its website, www.havertys.com under the investor relations section. If you can not listen live, a replay will be available at the website or via telephone at approximately 12:00 p.m. EDT through Thursday, August 8, 2013. The number to access the telephone playback is 1-800-406-7325 (access code: 4632971#).

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Haverty Furniture Companies, Inc.